RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated May 3, 2018
Pricing Supplement Dated May ___, 2019 to the
Product Prospectus Supplement ERN-ETF-1 Dated September 11, 2018, Prospectus Supplement Dated September 7, 2018, and Prospectus Dated September 7, 2018
$_________ Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds, Due November 12, 2020 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Enhanced Return Notes (the “Notes”) linked to the performance of an unequally weighted basket (the “Basket”) of three ETFs: the Energy Select Sector SPDR® Fund (40% weighting), the Industrial Select Sector SPDR® Fund (40% weighting) and the Technology Select Sector SPDR® Fund (20% weighting).
The CUSIP number for the Notes is 78013X6V5. If the Percentage Change of the Basket is positive, the Notes provide a return based on150% of that Percentage Change, up to the Maximum Return of 12.60%. If the Percentage Change is negative, but not less than -15%, the Notes will pay the principal amount.  If the Percentage Change is less than -15%, you will lose 1% of the principal amount for each 1% that the Percentage Change is less than -15%, and you may lose up to 85% of your investment. Any payments on the Notes are subject to our credit risk.
Issue Date: May 9, 2019
Maturity Date: November 12, 2020
The Notes will not pay interest.  The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-6 of this terms supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement dated September 11, 2018, and “Risk Factors” on page
S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.25%	$
Proceeds to Royal Bank of Canada	99.75%	$
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $997.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the Trade Date is expected to be between $965.86 and $985.86 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $2.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $2.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC
Reference Asset:
The Notes are linked to the level of a basket (the “Basket”) of three ETFs (each, a “Basket Component,” collectively, the “Basket Components”).  The Basket Components and their respective Component Weights are indicated in the table below.

Currency:	U.S. Dollars
Denominations	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	May 6, 2019
Issue Date:	May 9, 2019
Valuation Date:	November 6, 2020
Maturity Date:	November 12, 2020. The Maturity Date is subject to extension for market and other disruptions, as described in the product prospectus supplement dated September 11, 2018.
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive, for each $1,000 in principal amount of the Notes, an amount calculated as follows:
$1,000 + ($1,000 x the lesser of (i) Leverage Factor x Percentage Change and (ii) Maximum Return)
If, on the Valuation Date, the Percentage Change is zero or negative but greater than or equal to -15%, the investor will receive the Principal Amount of the Notes.
If, on the Valuation Date, the Percentage Change is less than -15%, then the investor will receive a cash payment equal to:
Principal Amount + [(Principal Amount x (Percentage Change + Buffer Percentage)]
In this case, you will lose 1% of the principal amount for each 1% that the Percentage Change is less than -15%.

Leverage Factor:	150%
Maximum Return:	12.60%
Buffer Percentage:	15%
Percentage Change:
The Percentage Change, expressed as a percentage and rounded to two decimal places, will be equal to the sum of the Weighted Component Change for each Basket Component. The Weighted Component Change for each Basket Component will be determined as follows:
Component Weight x

P-2	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
Initial Level:	The closing price per share of a Basket Component on the Trade Date.
Final Level:	The closing price per share of a Basket Component on the Valuation Date.
The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Level
	Energy Select Sector SPDR® Fund (“XLE”)	XLE	40%
	Industrial Select Sector SPDR® Fund ( “XLI”)	XLI	40%
	Technology Select Sector SPDR® Fund (“XLK”)	XLK	20%
Principal at Risk:	The Notes are NOT principal protected. You could lose some or all of your principal amount at maturity if the Percentage Change is less than -15%.
Calculation Agent:	RBC Capital Markets, LLC
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 11, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 11, 2018, as modified by this terms supplement.

P-3	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 11, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 11, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated September 11, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038211/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the price of any Basket Component on the Valuation Date or on any trading day prior to the Maturity Date. All examples are based on the Maximum Return of 12.60%, the Buffer Percentage of 15%, and the Leverage Factor of 150%, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive, and when multiplied by the Leverage Factor is less than the Maximum Return.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + ($1,000 x 2% x 150%) = $1,000 + $30.00 = $1,030.00
	On a $1,000 investment, a 2% Percentage Change results in a Payment at Maturity of $1,030.00, a 3.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive, and when multiplied by the Leverage Factor is greater than the Maximum Return.
	Percentage Change:	40%
	Payment at Maturity:	$1,000 + ($1,000 x 12.60%) = $1,000 + $126 = $1,260.00

On a $1,000 investment, because the Percentage Change multiplied by the Leverage Factor is greater than the Maximum Return, investors receive a Payment at Maturity of $1,260.00, a return of 12.60% on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-10%
	Payment at Maturity:	$1,000
	On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000.00, a 0% return on the Notes.

Example 4 —	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).
	Percentage Change:	-60%
	Payment at Maturity:	1,000 + ($1,000 x (-60% + 15%) = $1,000 - $450.00 = $550.00
	On a $1,000 investment, a -60% Percentage Change results in a Payment at Maturity of $550, a -45% return on the Notes.

P-5	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-6 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Reference Asset of more than 15%.  In such a case, you will lose approximately 1.1765% of the principal amount of your Notes for each 1% that the Percentage Change is less than -15%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
The Appreciation Potential of the Notes Is Limited by the Maximum Return – If the Percentage Change is positive, we will pay you $1,000 per Note at maturity plus an additional return that will not exceed the Maximum Return, regardless of the appreciation in the Basket Components, which may be significant. Therefore, you will not benefit from any appreciation of the Basket Components in excess of an amount that, when multiplied by the Leverage Factor, exceeds the Maximum Return and your return on the Notes may be less than your return would be on a hypothetical direct investment in the component stocks of the Basket Components.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay its obligations at that time.  This will be the case even if the prices of one or more of the Basket Components increase after the Trade Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Basket Components – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level of each Basket Component will not reflect any dividends paid on the securities included in that Basket Component.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale

P-6	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
The Correlation Between the Performance of Each Basket Component and the Performance of its Underlying Index May Be Imperfect — The performance of each Basket Component is linked principally to the performance of its Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on each Basket Component may correlate imperfectly with the return on its Underlying Index.

•
Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Component – A change in the level of one Basket Component may not correlate with changes in the level of the other Basket Component.  The level of one Basket Component may increase, while the level of another Basket Component may not increase as much, or may even decrease.  Therefore, in determining the level of the Reference Asset as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of the other Basket Component.  Because the XLE and XLI each have a higher component weight in the Basket than the XLK, decreases in the price of the XLE or XLI will have a greater impact on the value of the Basket than comparable changes in the price of the XLK.

•
An Investment in the Notes Is Subject to Risks Associated with Specific Economic Sectors — The stocks held by the Basket Components are issued by companies engaged in a specific sector of the economy.  Accordingly, an investment in the Notes is subject to the specific risks of companies that operate in each of those sectors.  An investment in the Notes may accordingly be more risky than a security linked to a more diversified set of securities.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or the securities held by the Basket Components that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the value of the Basket, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the securities represented by the Basket, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may

P-7	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components or the securities that they hold.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the value of the Basket, and, therefore, the market value of the Notes.
•
The Reference Stocks and their Underlying Indices Are Different — The performance of each Reference Stock may not exactly replicate the performance of its respective underlying index, because these Basket Components will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of these Basket Components may not fully replicate or may in certain circumstances diverge significantly from the performance of their underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket Components, or due to other circumstances. These Basket Components may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to their underlying indices and in managing cash flows.

During periods of market volatility, securities held by these Basket Components may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Basket Component. As a result, under these circumstances, the market value of shares of these Basket Components may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these Basket Components may not correlate with the performance of their underlying indices as well as their net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.

P-8	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
INFORMATION REGARDING THE BASKET COMPONENTS
Information provided to or filed with the SEC by the Basket Components under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be located through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Basket Components is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Components with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
Each Basket Component is an investment portfolio maintained and managed by its investment adviser. The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
The Energy Select Sector SPDR® Fund (“XLE”), the Industrial Select Sector SPDR® Fund (“XLI”) and the Technology Select Sector SPDR® Fund (“XLK”)
The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. This index measures the performance of the energy sector of the U.S. equity market. The XLE trades on the NYSE Arca under the ticker symbol “XLE.”
The XLI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index. This index measures the performance of the industrial sector of the U.S. equity market. The XLI trades on the NYSE Arca under the ticker symbol “XLI.”
The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. This index measures the performance of the technology and telecom sector of the U.S. equity market. The XLK trades on the NYSE Arca under the ticker symbol “XLK.”
The Energy Select Sector Index, the Industrial Select Sector Index and the Technology Select Sector Index
The Energy Select Sector Index, the Industrial Select Sector Index and the Technology Select Sector Index are each a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the applicable industry.
Each of these indices is one of the Select Sector Indices. The stocks included in each Select Sector Index are selected from the universe of companies represented by the S&P 500® Index. Standard & Poor’s Financial Services LLC (“S&P”) acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•
The Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•
S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

•
Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its

P-9	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements.
Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
A SPDR® Component Stock which has been assigned to one Select Sector Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P-10	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Basket Components. We obtained the information regarding the historical performance of the Basket Components in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Basket Components at any time. We cannot give you assurance that the performance of the Basket Components will not result in the loss of all or part of your investment.
Historical Information for the Energy Select Sector SPDR® Fund (“XLE”)
The graph below illustrates the performance of this Basket Component from January 1, 2009 to May 2, 2019, assuming an Initial Level of $63.66, which was its closing price on May 2, 2019. The actual Initial Level of this Basket Component will be based on its closing price on the Trade Date.

P-11	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
Historical Information for the Industrial Select Sector SPDR® Fund (“XLI”)
The graph below illustrates the performance of this Basket Component from January 1, 2009 to May 2, 2019, assuming an Initial Level of $77.46, which was its closing price on May 2, 2019. The actual Initial Level of this Basket Component will be based on its closing price on the Trade Date.

P-12	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
Historical Information for the Technology Select Sector SPDR® Fund (“XLK”)
The graph below illustrates the performance of this Basket Component from January 1, 2009 to May 2, 2019, assuming an Initial Level of $78.10, which was its closing price on May 2, 2019. The actual Initial Level of this Basket Component will be based on its closing price on the Trade Date.

P-13	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 11, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes (for example, upon a rebalancing of the underlying Basket Components), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about May 9, 2019, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately 3 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-14	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Three Exchange Traded Funds
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-15	RBC Capital Markets, LLC